Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111158, 333-122474, 333-130200, 333-135362, 333-146070), the Registration Statements on Form S-3 (Nos. 333-122473, 333-142567) and related Prospectus of Pharmion Corporation, and the Registration Statement on Form S-4 (No. 333-148777) and related Prospectus and Proxy Statement of Celgene Corporation and Pharmion Corporation of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Pharmion Corporation, and internal control over financial reporting of Pharmion Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
Denver, Colorado
February 28, 2008